Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R, and Class Y shares Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, Class R, and Class Y shares Statement of Additional Information and to the incorporation by reference of our report, dated November 3, 2006, with respect to the financial statements and financial highlights of Pioneer Strategic Income Fund included in the Annual Report to the Shareowners in Post-Effective Amendment No. 14 to the Registration Statement
(Form N-1A, No. 333-71813) of Pioneer Strategic Income Fund.


                                                        /s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 22, 2007